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CONTACTS: Meghan Cox Manager Corporate Communications T - (412) 433-6777 E - mmcox@uss.com
FOR IMMEDIATE RELEASE

UNITED STATES STEEL CORPORATION AND KOBE STEEL ANNOUNCE NEW INVESTMENT IN ADVANCED HIGH-STRENGTH STEEL CAPABILITIES

PITTSBURGH, September 25, 2017 – Today, United States Steel Corporation (NYSE: X) and Kobe Steel, Ltd. have announced their agreement to begin construction of a new continuous galvanizing line (CGL) at their subsidiaries’ joint venture, PRO-TEC Coating Company in Leipsic, Ohio, in response to an increased demand for advanced high-strength steels (AHSS). The new CGL, an investment of approximately $400 million, will have a yearly capacity of 500,000 tons. This line, which will utilize a proprietary process, will be capable of coating steel that will help automakers manufacture economically lightweight vehicles to meet increasing fuel efficiency requirements while maintaining exceptionally high safety standards. Construction is expected to begin in the fourth quarter of 2017 and the line is expected to commence startup in 2019.
U. S. Steel is a market leader in providing their exclusive cold-rolled Generation 3 steels, which provide superior formability and high-strength properties while using a low-alloyed approach for robust weldability. The new CGL line will allow PRO-TEC to produce these Generation 3 steels with a hot-

©2017 U. S. Steel. All Rights Reserved	www.ussteel.com

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dipped zinc coating. Automakers can utilize these steels with their existing stamping and assembly methods to produce safe, strong and cost-effective structural components for vehicle bodies, further reinforcing steel’s position as the economical choice for quality-focused customers.
    Of the announcement, U. S. Steel President and CEO David B. Burritt said, “This line will be the first of its kind and utilizes proprietary technology capable of producing the high-quality, cutting-edge advanced high-strength steels that will meet our automotive customers’ needs and solve some of their most pressing challenges. Our Generation 3 steels continue to reinforce why steel remains the lowest cost, strongest, safest and most environmentally efficient material of choice.”
Burritt added, “We are proud to be taking this step toward the future with Kobe. We thank the JobsOhio team and Ohio’s regulatory authorities as well as the local, state, and federal elected officials for their support of our investment.”

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This news release contains certain information that may constitute forward-looking statements within the meaning of Section 27 of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in those sections.  All statements other than statements of historical fact are forward-looking statements.  Generally, we have identified such, forward-looking statements by using the words "believe," "expect," "intend, " "estimate," "anticipate, " "project, " "target, " "forecast," "aim, " "should," "will," and similar expressions or by using future dates in connection with any discussion of, among other things, trends, events or developments that we expect or anticipate will occur in the future.  However, the absence of these words and similar expressions does not mean that a statement is not forward-looking.  Forward-looking statements are not historical facts, but instead represent only the Corporation's beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside the Corporation's control.  It is possible that the Corporation's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements.
Management believes that these forward-looking statements are reasonable as of the time made.  However, caution should be taken not to place undue reliance on any such forward-looking statement because such statements speak only as of the date when made.  The Corporation undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the Corporation's historical experience and our present expectations or projections.  These risks and uncertainties include those described in our Annual Report on Form 10-K for the year ended December 31, 2016, and those described from time to time in our future reports filed with the Securities and Exchange Commission.

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©2017 U. S. Steel. All Rights Reserved	www.ussteel.com

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United States Steel Corporation, headquartered in Pittsburgh, Pa., is a leading integrated steel producer and Fortune 300 company with major operations in the United States and Central Europe. For more information about U. S. Steel, please visit www.ussteel.com

PRO-TEC Coating Company, the 2007 Malcolm Baldrige National Quality Award winner, is an innovative leader in technologically advanced steel in coil form supplied primarily to the quality-critical automotive market. The product helps to improve vehicle crashworthiness as well as fuel economy through weight reduction. PRO-TEC is a 50/50 joint venture partnership of subsidiaries of United States Steel Corporation and Kobe Steel, Ltd., of Japan. The company is privately held. For more information about PRO-TEC Coating Company, please visit www.proteccoating.com.

©2017 U. S. Steel. All Rights Reserved	www.ussteel.com